                               TAR RIVER ESTATES
                              1725 EAST 1ST STREET
                           GREENVILLE, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   TAR RIVER ESTATES
      1725 EAST 1ST STREET
      GREENVILLE, PITT COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 220 units with a total of 210,769 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 14.84 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                      ($6,400,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach

June 30, 2003                     Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI

North Carolina Temporary Practice Permit #2603

Assisted by:
J. Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...............................................................         4
Introduction....................................................................         9
Area Analysis...................................................................        11
Market Analysis ................................................................        14
Site Analysis ..................................................................        15
Improvement Analysis............................................................        15
Highest and Best Use ...........................................................        16

                                    VALUATION

Valuation Procedure.............................................................        17
Sales Comparison Approach.......................................................        19
Income Capitalization Approach .................................................        26
Reconciliation and Conclusion...................................................        37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                              Tar River Estates
LOCATION:                                                   1725 East 1st Street
                                                            Greenville, North Carolina

INTENDED USE OF ASSIGNMENT:                                 Court Settlement
PURPOSE OF APPRAISAL:                                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                                         Fee simple estate

DATE OF VALUE:                                              May 14, 2003
DATE OF REPORT:                                             June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

     Size:                                                  14.84 acres, or 646,430 square feet
     Assessor Parcel No.:                                   22131
     Floodplain:                                            Community Panel No. 3701910010B (April 30, 1986)
                                                            Flood Zone C, an area outside the floodplain.
     Zoning:                                                R-6 (High Density Residential)

BUILDING:

     No. of Units:         220 Units
     Total NRA:            210,769 Square Feet
     Average Unit Size:    958 Square Feet
     Apartment Density:    14.8 units per acre
     Year Built:           1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                            Market Rent
              Square   ----------------------     Monthly       Annual
 Unit Type     Feet    Per Unit     Per SF         Income       Income
----------    ------   --------   -----------    ---------    ----------
1A10             700    $  475       $0.68       $  40,850    $  490,200
2A15           1,067    $  636       $0.60       $  62,964    $  755,568
2A20           1,067    $  659       $0.62       $   5,272    $   63,264
3A15           1,200    $  815       $0.68       $  12,225    $  146,700
3A20           1,500    $  929       $0.62       $   3,716    $   44,592
4A25           1,550    $1,279       $0.83       $  10,232    $  122,784
                                                 -----------------------
                                     Total       $ 135,259    $1,623,108
                                                 =======================

OCCUPANCY:                                        94%
ECONOMIC LIFE:                                    45 Years
EFFECTIVE AGE:                                    25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

REMAINING ECONOMIC LIFE:                20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[PROPERTY SIGN PICTURE]                              [EXTERIOR - OFFICE PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
     As Vacant:                              Hold for future multi-family development
     As Improved:                            Continuation as its current use

METHOD OF VALUATION:                         In this instance, the Sales Comparison and Income
                                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                          Amount        $/Unit
---------------------                                          ------        ------
Potential Rental Income                                    $1,623,108      $7,378
Effective Gross Income                                     $1,469,304      $6,679
Operating Expenses                                         $  749,085      $ 3,405                   51.0% of EGI
Net Operating Income:                                      $  665,219      $ 3,024

Capitalization Rate                                             10.00%
DIRECT CAPITALIZATION VALUE                                $6,700,000*     $30,455 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                               10 years
2002 Economic Vacancy                                              14%
Stabilized Vacancy & Collection Loss:                              13%
Lease-up / Stabilization Period                                   N/A
Terminal Capitalization Rate                                    10.50%
Discount Rate                                                   12.00%
Selling Costs                                                    3.00%
Growth Rates:
    Income                                                       3.00%
    Expenses:                                                    3.00%
DISCOUNTED CASH FLOW VALUE                                 $6,400,000*                   $29,091 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $6,400,000                    $29,091 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)                         $19,028 to $40,058
    Range of Sales $/Unit (Adjusted)                           $26,250 to $32,047
VALUE INDICATION - PRICE PER UNIT                              $6,400,000*                   $29,091 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales                         4.94 to 7.35
    Selected EGIM for Subject                                  4.75
    Subject's Projected EGI                                    $        1,469,304
EGIM ANALYSIS CONCLUSION                                       $        7,000,000*           $31,818 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                               $        6,800,000*           $30,909 / UNIT

RECONCILED SALES COMPARISON VALUE                              $        6,600,000            $30,000 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                                              $6,400,000
    NOI Per Unit                                                $6,800,000
    EGIM Multiplier                                             $7,000,000
INDICATED VALUE BY SALES COMPARISON                             $6,600,000       $30,000 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:                               $6,700,000
    Discounted Cash Flow Method:                                $6,400,000
INDICATED VALUE BY THE INCOME APPROACH                          $6,400,000       $29,091 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                            $6,400,000       $29,091 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1725 East 1st Street, Greenville, Pitt County, North Carolina. Greenville identifies it as 22131.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by J. Chad Walker on May 14, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. J. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Jimmy Pat James, MAI, Frank Fehribach, MAI, and J. Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

The subject property lost eight of its 220 units to fire in January 2003. It is our understanding the city has approved the rebuilding of these units and demolition is currently occurring. The assumption that we used in valuing the subject, which has been approved by the clients, is to assume the cost of rebuilding the damaged units would be handled by the property's insurance. Therefore, we were only concern with the couple of months of down time caused by rebuilding the units. Since the subject is achieving a stabilized occupancy even considering the eight units that is not available, no additional lease up cost is needed.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is June 30, 2003.

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:           6 to 12 months
    EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in New Shelter V Limited Partnership. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Greenville, North Carolina. Overall, the neighborhood is characterized as an urban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Greenville Boulevard
West  - Evans Street/Green Street
South - 10th Street
North - Tar River

MAJOR EMPLOYERS

Major employers in the subject's area include DSM Pharmaceuticals, NACCO Materials Handling, Bank of America, Pitt County Schools, Sprint, East Carolina University, the city of Greenville, and Pitt County Memorial Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                --------------------------------------------
CATEGORY                        1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------                        ------------    ------------    ------------        ---
POPULATION TRENDS
Current Population                    10,576          45,521          79,490      138,438
5-Year Population                     10,587          47,737          87,423      150,575
% Change CY-5Y                           0.1%            4.9%           10.0%         8.8%
Annual Change CY-5Y                      0.0%            1.0%            2.0%         1.8%

HOUSEHOLDS
Current Households                     3,623          18,394          32,592       54,912
5-Year Projected Households            3,847          19,947          36,886       61,050
% Change CY - 5Y                         6.2%            8.4%           13.2%        11.2%
Annual Change CY-5Y                      1.2%            1.7%            2.6%         2.2%

INCOME TRENDS
Median Household Income              $14,699         $23,835         $29,251     $ 30,963
Per Capita Income                    $ 8,710         $16,788         $19,221     $ 18,916
Average Household Income             $26,584         $41,886         $47,395     $ 47,690

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                                --------------------------------------------
CATEGORY                        1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
--------                        ------------    ------------    ------------       ---
HOUSING TRENDS
% of Households Renting                76.33%          57.87%          50.02%       39.81%
5-Year Projected % Renting             77.86%          58.44%          50.52%       39.97%

% of Households Owning                 17.25%          36.94%          45.49%       55.30%
5-Year Projected % Owning              16.04%          36.72%          45.41%       55.57%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                   AREA ANALYSIS  PAGE 13
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Tar River
South  - East 1st Street and Apartments
East   - Single family residential
West   - Single family residential

CONCLUSIONS

The subject is well located within the city of Greenville. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Greenville in Pitt County. The overall pace of development in the subject's market is more or less decreasing. At this time, Waterford Place Apartments is under construction, however, it is not expected to compete with the subject property.

Occupancy trends in the subject's market are a stable. Historically speaking, the subject's submarket has equated the overall market. The subject property is located in an area where the apartment market is fueled by students attending East North Carolina State University. The majority of the complexes are locally or regionally owned. Therefore, the Greenville market is not a primary market for national investors. As a result, market information produced by real estate research groups such as REIS, Colliers, Carolina Real Data, etc., have not been performed.

Market rents in the subject's market have been following a stable trend. The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.         Property Name         Units           Ocpy.        Year Built              Proximity to subject
  ---         -------------         -----           -----        ----------              --------------------
  R-1     Eastbrook Apartments       180             95%            1974         1.75 miles southeast of the subject
  R-2     Dogwood Hollow              99             98%            1998         0.50 mile south of the subject
  R-3     Pirates Place              144             80%            1997         1.00 mile southwest of the subject
  R-4     Wilson Acres               113             85%            1982         South across street from the subject
  R-5     Wesely Commons South       150             95%            1996         0.50 acre southeast of the subject
Subject   Tar River Estates          220             94%            1969

The following information regarding average rental rates in the Greenville, NC MSA has been obtained from www.universallivingwage.com. The rent for efficiency, 1 bedroom, 2 bedroom, 3 bedroom and 4 bedroom apartments is $441, $448, $580, $783 and $957 respectively.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 15
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   14.84 acres, or 646,430 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          3701910010B, dated April 30, 1986
     Flood Zone               Zone C
  Zoning                      R-6, the subject
                              improvements represent a
                              legal conforming use of the
                              site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                    ------------------------------------          TAX RATE /       PROPERTY
PARCEL NUMBER         LAND         BUILDING        TOTAL          MILL RATE          TAXES
-------------         ----         --------        -----          ---------          -----
     22131          $445,200      $5,015,460    $5,460,660         0.01565          $85,461

IMPROVEMENT ANALYSIS

  Year Built                  1969
  Number of Units             220
  Net Rentable Area           210,769 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              sand volleyball, gym room, tanning bed, billiards
                              room, laundry room, business office, and parking
                              area.
  Unit Amenities              Individual unit amenities include a cable TV
                              connection, w/d included, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

Unit Mix:

                                 Unit Area
Unit Type   Number of Units      (Sq. Ft.)
---------   ---------------      ---------
1A10              86                 700
2A15              99               1,067
2A20               8               1,067
3A15              15               1,200
3A20               4               1,500
4A25               8               1,550

Overall Condition               Average
Effective Age                   25 years
Economic Life                   45 years
Remaining Economic Life         20 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 220-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 17
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 19
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                    COMPARABLE
           DESCRIPTION                        SUBJECT                        I - 1                         I - 2
           -----------                        -------                     ----------                    ----------
  Property Name                     Tar River Estates             Signature Place Apartments    Pinebrook

LOCATION:
  Address                           1725 East 1st Street          410 Beasley Drive             121 River Bluff Road

  City, State                       Greenville, North Carolina    Greenville, North Carolina    Greenville, North Carolina
  County                            Pitt                          Pitt                          Pitt
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            210,769                       176,608                       102,263
  Year Built                        1969                          1980                          1972
  Number of Units                   220                           171                           120
  Unit Mix:                           Type            Total             Type         Total         Type         Total
                                    1A10                86        1Br/1Ba              48       1Br/1Ba           40
                                    2A15                99        2Br/1Ba               8       2Br/1.5Ba         80
                                    2A20                 8        2Br/1.5Ba            76
                                    3A15                15        3Br/1.5Ba - Type 1   16
                                    3A20                 4        3Br/1.5Ba - Type 2   23
                                    4A25                 8

  Average Unit Size (SF)            958                           1,033                         852
  Land Area (Acre)                  14.8400                       5.3700                        9.1500
  Density (Units/Acre)              14.8                          31.8                          13.1
  Parking Ratio (Spaces/Unit)       1.50                          N/A                           N/A
  Parking Type (Gr., Cov., etc.)    Garage                        Open                          Open
CONDITION:                          Average                       Average                       Average
APPEAL:                             Average                       Good                          Average
AMENITIES:
  Pool/Spa                          Yes/No                        Yes/No                        No/No
  Gym Room                          Yes                           Yes                           No
  Laundry Room                      Yes                           No                            Yes
  Secured Parking                   No                            No                            No
  Sport Courts                      No                            No                            No
  Washer/Dryer Connection           Yes                           Yes                           No
  Basketball Court                  No                            No                            No
  Volleyball                        Yes                           No                            No
OCCUPANCY:                          94%                           84%                           N/A
TRANSACTION DATA:
  Sale Date                                                       March, 2003                   March, 2000
  Sale Price ($)                                                  $6,850,000                    $2,425,000
  Grantor                                                         Signature Place, LLC          Pinebrook Associates LLC

  Grantee                                                         CRIT-NC, LLC                  Lambe Clarence R. Jr. and
                                                                                                Katherine W.
  Sale Documentation                                              Book 1470 Page 842            Book 1017 Page 51
  Verification                                                    Pitt County Records           Pitt County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit   $/SF      Total $    $/Unit   $/SF
  Potential Gross Income                                            $0         $0     $0.00     $496,800   $4,140   $4.86
  Vacancy/Credit Loss                                               $0         $0     $0.00     $ 49,680   $  414   $0.49
  Effective Gross Income                                            $0         $0     $0.00     $447,120   $3,726   $4.37
  Operating Expenses                                                $0         $0     $0.00     $223,560   $1,863   $2.19
  Net Operating Income                                              $0         $0     $0.00     $223,560   $1,863   $2.19
NOTES:

  PRICE PER UNIT                                                           $40,058                      $20,208
  PRICE PER SQUARE FOOT                                                    $ 38.79                      $ 23.71
  EXPENSE RATIO                                                                N/A                         50.0%
  EGIM                                                                         N/A                         5.42
  OVERALL CAP RATE                                                            0.00%                        9.22%
  Cap Rate based on Pro Forma
  or Actual Income?                                                       PRO FORMA                     PRO FORMA

                                            COMPARABLE                    COMPARABLE                    COMPARABLE
           DESCRIPTION                         I - 3                         I - 4                         I - 5
           -----------                      ----------                    ----------                    ----------
  Property Name                     Kings Row                     Kingsarms Apartments          Wellingham Park

LOCATION:
  Address                           200 Verdant Drive             Charles Street                151 Wellingham Avenue

  City, State                       Greenville, North Carolina    Greenville, North Carolina    Greenville, North Carolina
  County                            Pitt                          Pitt                          Pitt
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            90,596                        66,348                        55,870
  Year Built                        1974                          1984                          1999
  Number of Units                   108                           120                           80
  Unit Mix:                           Type          Total           Type            Total         Type         Total
                                    1Br/1Ba           36          1Br/1Ba            N/A        1Br/1Ba          60
                                    2Br/2Ba           72          2Br/2Ba            N/A        2Br/2Ba          20
                                                                  3Br/2Ba            N/A

  Average Unit Size (SF)            839                           553                           698
  Land Area (Acre)                  5.7600                        9.1200                        4.6361
  Density (Units/Acre)              18.8                          13.2                          17.3
  Parking Ratio (Spaces/Unit)       2.19                          N/A                           1.73
  Parking Type (Gr., Cov., etc.)    Open                          Open                          Open
CONDITION:                          Average                       Average                       Good
APPEAL:                             Average                       Average                       Good
AMENITIES:
  Pool/Spa                          No/No                         No/No                         No/No
  Gym Room                          No                            No                            Yes
  Laundry Room                      Yes                           Yes                           No
  Secured Parking                   No                            No                            No
  Sport Courts                      No                            No                            No
  Washer/Dryer Connection           No                            Yes                           Yes
  Basketball Court                  Yes                           No                            No
  Volleyball                        No                            No                            No
OCCUPANCY:                          N/A                           N/A                           95%
TRANSACTION DATA:
  Sale Date                         December, 1999                January, 1997                 April, 2001
  Sale Price ($)                    $2,054,990                    $3,000,000                    $2,850,000
  Grantor                           Aima R. Wellons and John      John L. Causey Jr. and        Wellington LLC
                                    H. Wellons Sr.                Susan P. Causey
  Grantee                           KR/O LLC                      Kings Arms of Greenville,     Unistar Outdoor Advertising
                                                                  Inc.
  Sale Documentation                Book 993 Page 98              Book 703 Page 756             Book 1137 Page 623
  Verification                      Pitt County Records           Pitt County Records           Pitt County Records
  Telephone Number
ESTIMATED PRO-FORMA:                Total $    $/Unit   $/SF      Total $    $/Unit    $/SF     Total $    $/Unit   $/SF
  Potential Gross Income            $462,240   $4,280   $5.10       $0         $0      $0.00    $408,000   $5,100   $7.30
  Vacancy/Credit Loss               $ 46,224   $  428   $0.51       $0         $0      $0.00    $ 20,400   $  255   $0.37
  Effective Gross Income            $416,016   $3,852   $4.59       $0         $0      $0.00    $387,600   $4,845   $6.94
  Operating Expenses                $208,008   $1,926   $2.30       $0         $0      $0.00    $116,280   $1,454   $2.08
  Net Operating Income              $208,008   $1,926   $2.30       $0         $0      $0.00    $271,320   $3,392   $4.86
NOTES:

  PRICE PER UNIT                             $19,028                       $25,000                       $35,625
  PRICE PER SQUARE FOOT                      $ 22.68                       $ 45.22                       $ 51.01
  EXPENSE RATIO                                 50.0%                          N/A                          30.0%
  EGIM                                          4.94                           N/A                          7.35
  OVERALL CAP RATE                             10.12%                         0.00%                         9.52%
  Cap Rate based on Pro Forma
  or Actual Income?                          PRO FORMA                     PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $19,028 to $40,058 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,250 to $32,047 per unit with a mean or average adjusted price of $28,702 per unit. The median adjusted price is $28,292 per unit. Based on the following analysis, we have concluded to a value of $29,000 per unit, which results in an "as is" value of $6,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                COMPARABLE
            DESCRIPTION                        SUBJECT                         I - 1                     I - 2
-----------------------------------   --------------------------   --------------------------   --------------------------
 Property Name                        Tar River Estates            Signature Place Apartments   Pinebrook
 Address                              1725 East 1st Street         410 Beasley Drive            121 River Bluff Road
 City                                 Greenville, North Carolina   Greenville, North Carolina   Greenville, North Carolina
 Sale Date                                                         March, 2003                  March, 2000
 Sale Price ($)                                                    $6,850,000                   $2,425,000
 Net Rentable Area (SF)               210,769                      176,608                      102,263
 Number of Units                      220                          171                          120
 Price Per Unit                                                    $40,058                      $20,208
 Year Built                           1969                         1980                         1972
 Land Area (Acre)                     14.8400                      5.3700                       9.1500

VALUE ADJUSTMENTS                            DESCRIPTION             DESCRIPTION      ADJ.         DESCRIPTION      ADJ.

 Property Rights Conveyed             Fee Simple Estate            Fee Simple Estate   0%       Fee Simple Estate    0%
 Financing                                                         Cash To Seller      0%       Cash To Seller       0%
 Conditions of Sale                                                Arm's Length        0%       Arm's Length         0%
 Date of Sale (Time)                                               03-2003             0%       03-2000              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $40,058                      $20,208
 Location                                                          Comparable          0%       Inferior            10%
 Number of Units                      220                          171                -5%       120                 -5%
 Quality / Appeal                     Good                         Superior          -10%       Inferior            15%
 Age / Condition                      1969                         1980 / Average    -10%       1972 / Average      10%
 Occupancy at Sale                    94%                          84%                 5%       N/A                  0%
 Amenities                            Good                         Comparable          0%       Inferior            10%
 Average Unit Size (SF)               958                          1,033               0%       852                  0%
PHYSICAL ADJUSTMENT                                                                  -20%                           40%
FINAL ADJUSTED VALUE ($/UNIT)                                             $32,047                      $28,292

                                            COMPARABLE                     COMPARABLE                      COMPARABLE
            DESCRIPTION                       I - 3                          I - 4                          I - 5
-----------------------------------   --------------------------     --------------------------    --------------------------
 Property Name                        Kings Row                      Kingsarms Apartments          Wellingham Park
 Address                              200 Verdant Drive              Charles Street                151 Wellingham Avenue
 City                                 Greenville, North Carolina     Greenville, North Carolina    Greenville, North Carolina
 Sale Date                            December, 1999                 January, 1997                 April, 2001
 Sale Price ($)                       $2,054,990                     $3,000,000                    $2,850,000
 Net Rentable Area (SF)               90,596                         66,348                        55,870
 Number of Units                      108                            120                           80
 Price Per Unit                       $19,028                        $25,000                       $35,625
 Year Built                           1974                           1984                          1999
 Land Area (Acre)                     5.7600                         9.1200                        4.6361

VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.          DESCRIPTION      ADJ.       DESCRIPTION          ADJ.

 Property Rights Conveyed             Fee Simple Estate   0%         Fee Simple Estate   0%        Fee Simple Estate     0%
 Financing                            Cash To Seller      0%         Cash To Seller      0%        Cash To Seller        0%
 Conditions of Sale                   Arm's Length        0%         Arm's Length        0%        Arm's Length          0%
 Date of Sale (Time)                  12-1999             0%         01-1997             0%        04-2001               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $19,028                         $25,000                      $35,625
 Location                             Inferior           10%         Inferior           10%        Inferior             10%
 Number of Units                      108                -5%         120                -5%        80                  -10%
 Quality / Appeal                     Inferior           15%         Inferior            5%        Comparable            0%
 Age / Condition                      1974 / Average     10%         1984 / Average    -10%        1999 / Good         -10%
 Occupancy at Sale                    N/A                 0%         N/A                 0%        95%                   0%
 Amenities                            Inferior           10%         Inferior           10%        Comparable            0%
 Average Unit Size (SF)               839                 0%         553                -5%        698                  -5%
PHYSICAL ADJUSTMENT                                      40%                             5%                            -15%
FINAL ADJUSTED VALUE ($/UNIT)                $26,639                         $26,250                      $30,281

SUMMARY

VALUE RANGE (PER UNIT)                          $26,250      TO     $   32,047
MEAN (PER UNIT)                                 $28,702
MEDIAN (PER UNIT)                               $28,292
VALUE CONCLUSION (PER UNIT)                     $29,000

VALUE INDICATED BY SALES COMPARISON APPROACH                        $6,380,000
ROUNDED                                                             $6,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                            NOI PER UNIT COMPARISON

                        SALE PRICE                NOI/       SUBJECT NOI
COMPARABLE    NO. OF    ----------              --------   --------------   ADJUSTMENT   INDICATED
   NO.        UNITS     PRICE/UNIT     OAR      NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------   --------   ----------   --------   --------   --------------   ----------   ----------
  I-1          171      $6,850,000      NA                   $665,219
                        $   40,058                           $  3,024
  I-2          120      $2,425,000     9.22%    $223,560     $665,219          1.623     $   32,799
                        $   20,208              $  1,863     $  3,024
  I-3          108      $2,054,990    10.12%    $208,008     $665,219          1.570     $   29,872
                        $   19,028              $  1,926     $  3,024
  I-4          120      $3,000,000      NA                   $665,219
                        $   25,000                           $  3,024
  I-5          80       $2,850,000     9.52%    $271,320     $665,219          0.892     $   31,762
                        $   35,625              $  3,392     $  3,024

                                   PRICE/UNIT

  Low          High      Average      Median
  ---          ----      -------      ------
$ 29,872     $ 32,799   $   31,478   $ 31,762

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit             $   31,000
Number of Units                             220

                                     ----------
Value Based on NOI Analysis          $6,820,000
                    Rounded          $6,800,000

The adjusted sales indicate a range of value between $29,872 and $32,799 per unit, with an average of $31,478 per unit. Based on the subject's competitive position within the improved sales, a value of $31,000 per unit is estimated. This indicates an "as is" market value of $6,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 25
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------   EFFECTIVE     OPERATING                SUBJECT
   NO.      UNITS   PRICE/UNIT  GROSS INCOME    EXPENSE      OER      PROJECTED OER       EGIM
----------  ------  ----------  ------------   ---------   --------   -------------    ----------
  I-1        171    $6,850,000
                    $   40,058
  I-2        120    $2,425,000  $    447,120   $ 223,560    50.00%                       5.42
                    $   20,208
  I-3        108    $2,054,990  $    416,016   $ 208,008    50.00%                       4.94
                    $   19,028                                           50.98%
  I-4        120    $3,000,000
                    $   25,000
  I-5         80    $2,850,000  $    387,600   $ 116,280    30.00%                       7.35
                    $   35,625

                   EGIM

 Low        High    Average      Median
4.94        7.35     5.91         5.42

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                               4.75
Subject EGI                           $1,469,304
                                      ----------

Value Based on EGIM Analysis          $6,979,194
                           Rounded    $7,000,000
          Value Per Unit              $   31,818

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.98% before reserves. The comparable sales indicate a range of expense ratios from 30.00% to 50.00%, while their EGIMs range from 4.94 to 7.35. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $7,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,600,000.

Price Per Unit                       $6,400,000
NOI Per Unit                         $6,800,000
EGIM Analysis                        $7,000,000

Sales Comparison Conclusion          $6,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 26
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 27
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

          SUMMARY OF ACTUAL AVERAGE RENTS

                           Average
           Unit Area   ----------------
Unit Type  (Sq. Ft.)   Per Unit  Per SF   %Occupied
---------  ---------   --------  ------   ---------
  1A10        700       $  475   $ 0.68    100.0%
  2A15       1067       $  636   $ 0.60     94.9%
  2A20       1067       $  659   $ 0.62    100.0%
  3A15       1200       $  815   $ 0.68     60.0%
  3A20       1500       $  929   $ 0.62    100.0%
  4A25       1550       $1,279   $ 0.83     75.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 28
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                                  RENT ANALYSIS

                                                                            COMPARABLE RENTS
                                                           ---------------------------------------------------
                                                               R-1         R-2      R-3       R-4       R-5
                                                           ----------   --------  --------  --------  --------
                                                                                                       Wesely
                                                           Eastbrook    Dogwood   Pirates    Wilson   Commons
                                                           Apartments    Hollow    Place      Acres    South
                                                           ----------   --------  --------  --------  --------
                                                                            COMPARISON TO SUBJECT
                                         SUBJECT  SUBJECT  ---------------------------------------------------
                          SUBJECT UNIT    ACTUAL   ASKING                         Slightly
     DESCRIPTION              TYPE         RENT     RENT    Inferior    Inferior  Superior  Inferior  Inferior
------------------------  ------------   -------  -------  ----------   --------  --------  --------  --------
Monthly Rent                 1A10        $   475  $   459                                              $  380
Unit Area (SF)                               700      700                                                 600
Monthly Rent Per Sq. Ft.                 $  0.68  $  0.66                                              $ 0.63

Monthly Rent                 2A15        $   636  $   629   $    490     $   525             $  640    $  465
Unit Area (SF)                             1,067    1,067        890         928              1,050       760
Monthly Rent Per Sq. Ft.                 $  0.60  $  0.59   $   0.55     $  0.57             $ 0.61    $ 0.61

Monthly Rent                 2A20        $   659  $   669                $   560
Unit Area (SF)                             1,067    1,067                    814
Monthly Rent Per Sq. Ft.                 $  0.62  $  0.63                $  0.69

Monthly Rent                 3A15        $   815  $   839                                    $  840
Unit Area (SF)                             1,200    1,200                                     1,350
Monthly Rent Per Sq. Ft.                 $  0.68  $  0.70                                    $ 0.62

Monthly Rent                 3A20        $   929  $   939   $    595               $  865
Unit Area (SF)                             1,500    1,500      1,050                1,200
Monthly Rent Per Sq. Ft.                 $  0.62  $  0.63   $   0.57               $ 0.72

Monthly Rent                 4A25        $ 1,279  $ 1,279                          $1,105
Unit Area (SF)                             1,550    1,550                           1,200
Monthly Rent Per Sq. Ft.                 $  0.83  $  0.83                          $ 0.92

     DESCRIPTION            MIN        MAX     MEDIAN   AVERAGE
------------------------  --------  ---------  ------   -------
Monthly Rent              $    380   $   380   $  380   $   380
Unit Area (SF)                 600       600      600       600
Monthly Rent Per Sq. Ft.  $   0.63   $  0.63   $ 0.63   $  0.63

Monthly Rent              $    465   $   640   $  508   $   530
Unit Area (SF)                 760     1,050      909       907
Monthly Rent Per Sq. Ft.  $   0.55   $  0.61   $ 0.59   $  0.58

Monthly Rent              $    560   $   560   $  560   $   560
Unit Area (SF)                 814       814      814       814
Monthly Rent Per Sq. Ft.  $   0.69   $  0.69   $ 0.69   $  0.69

Monthly Rent              $    840   $   840   $  840   $   840
Unit Area (SF)               1,350     1,350    1,350     1,350
Monthly Rent Per Sq. Ft.  $   0.62   $  0.62   $ 0.62   $  0.62

Monthly Rent              $    595   $   865   $  730   $   730
Unit Area (SF)               1,050     1,200    1,125     1,125
Monthly Rent Per Sq. Ft.  $   0.57   $  0.72   $ 0.64   $  0.64

Monthly Rent              $  1,105   $ 1,105   $1,105   $ 1,105
Unit Area (SF)               1,200     1,200    1,200     1,200
Monthly Rent Per Sq. Ft.  $   0.92   $  0.92   $ 0.92   $  0.92

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                          GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                             Unit Area  ------------------    Monthly    Annual
Unit Type  Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income     Income
---------  ---------------   ---------  ----------  ------   --------  ----------
  1A10          86               700      $   475   $ 0.68   $ 40,850  $  490,200
  2A15          99             1,067      $   636   $ 0.60   $ 62,964  $  755,568
  2A20           8             1,067      $   659   $ 0.62   $  5,272  $   63,264
  3A15          15             1,200      $   815   $ 0.68   $ 12,225  $  146,700
  3A20           4             1,500      $   929   $ 0.62   $  3,716  $   44,592
  4A25           8             1,550      $ 1,279   $ 0.83   $ 10,232  $  122,784
                                                             --------  ----------
                                                    Total    $135,259  $1,623,108

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002        FISCAL YEAR 2003
                              ------------------------   -----------------------   ----------------------   ----------------------
                                        ACTUAL                   ACTUAL                   ACTUAL              MANAGEMENT BUDGET
                              ------------------------   -----------------------   ----------------------   ----------------------
      DESCRIPTION                TOTAL       PER UNIT       TOTAL       PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
---------------------------   -----------    ---------   -----------   ---------   -----------   --------   -----------   --------
Revenues
   Rental Income              $ 2,674,900    $  12,159   $ 1,668,252   $   7,583   $ 1,623,734   $  7,381   $ 1,630,608   $  7,412

   Vacancy                    $ 1,742,581    $   7,921   $   463,052   $   2,105   $   175,361   $    797   $   164,825   $    749
   Credit Loss/Concessions    $    28,998    $     132   $    33,839   $     154   $    48,802   $    222   $    49,000   $    223
                             -----------------------------------------------------------------------------------------------------
      Subtotal                $ 1,771,579    $   8,053   $   496,891   $   2,259   $   224,163   $  1,019   $   213,825   $    972

   Laundry Income             $     3,498    $      16   $     2,614   $      12   $       689   $      3   $     2,280   $     10
   Garage Revenue             $         0    $       0   $         0   $       0   $         0   $      0   $         0   $      0
   Other Misc. Revenue        $    41,255    $     188   $    93,725   $     426   $    95,045   $    432   $    42,471   $    193
                             -----------------------------------------------------------------------------------------------------
      Subtotal Other Income   $    44,753    $     203   $    96,339   $     438   $    95,734   $    435   $    44,751   $    203

                             -----------------------------------------------------------------------------------------------------
Effective Gross Income        $   948,074    $   4,309   $ 1,267,700   $   5,762   $ 1,495,305   $  6,797   $ 1,461,534   $  6,643

Operating Expenses
   Taxes                      $    66,239    $     301   $    78,362   $     356   $    87,688   $    399   $    84,619   $    385
   Insurance                 ($   566,852)  -$   2,577   $    83,887   $     381   $    67,325   $    306   $    40,169   $    183
   Utilities                  $    78,576    $     357   $    91,905   $     418   $   118,616   $    539   $    91,224   $    415
   Repair & Maintenance       $   107,209    $     487   $    85,853   $     390   $   147,365   $    670   $   132,144   $    601
   Cleaning                   $     1,935    $       9   $     1,605   $       7   $       720   $      3   $         0   $      0
   Landscaping                $    36,456    $     166   $    48,826   $     222   $    36,418   $    166   $    74,400   $    338
   Security                   $         0    $       0   $         0   $       0   $         0   $      0   $         0   $      0
   Marketing & Leasing        $    11,605    $      53   $    11,737   $      53   $    17,483   $     79   $    17,196   $     78
   General Administrative     $ 1,076,901    $   4,895   $   320,999   $   1,459   $   262,405   $  1,193   $   247,968   $  1,127
   Management                 $    88,607    $     403   $    71,879   $     327   $    77,241   $    351   $    78,100   $    355
   Miscellaneous              $         0    $       0   $         0   $       0   $         0   $      0   $         0   $      0

                             -----------------------------------------------------------------------------------------------------
Total Operating Expenses      $   900,676    $   4,094   $   795,053   $   3,614   $   815,261   $  3,706   $   765,820   $  3,481

   Reserves                   $         0    $       0   $         0   $       0   $         0   $      0   $         0   $      0

                             -----------------------------------------------------------------------------------------------------
Net Income                    $    47,398    $     215   $   472,647   $   2,148   $   680,044   $  3,091   $   695,714   $  3,162

                                 ANNUALIZED 2003
                              ---------------------
                                   PROJECTION                   AAA PROJECTION
                              ---------------------   ---------------------------------
      DESCRIPTION                TOTAL     PER UNIT      TOTAL       PER UNIT      %
---------------------------   ----------   --------   -----------   -----------  ------
Revenues
   Rental Income              $1,628,616   $  7,403   $ 1,623,108   $     7,378  100.0%

   Vacancy                    $  180,000   $    818   $   162,311   $       738   10.0%
   Credit Loss/Concessions    $   48,000   $    218   $    48,693   $       221    3.0%
                              --------------------------------------------------------
      Subtotal                $  228,000   $  1,036   $   211,004   $       959   13.0%

   Laundry Income             $    2,400   $     11   $     2,200   $        10    0.1%
   Garage Revenue             $        0   $      0   $         0   $         0    0.0%
   Other Misc. Revenue        $   60,000   $    273   $    55,000   $       250    3.4%
                              --------------------------------------------------------
      Subtotal Other Income   $   62,400   $    284   $    57,200   $       260    3.5%

                              --------------------------------------------------------
Effective Gross Income        $1,463,016   $  6,650   $ 1,469,304   $     6,679  100.0%

Operating Expenses
   Taxes                      $   84,096   $    382   $    85,360   $       388    5.8%
   Insurance                  $   41,748   $    190   $    42,900   $       195    2.9%
   Utilities                  $  129,248   $    587   $    99,000   $       450    6.7%
   Repair & Maintenance       $  107,428   $    488   $   132,000   $       600    9.0%
   Cleaning                   $    1,280   $      6   $       660   $         3    0.0%
   Landscaping                $   39,076   $    178   $    39,600   $       180    2.7%
   Security                   $        0   $      0   $         0   $         0    0.0%
   Marketing & Leasing        $   10,976   $     50   $    17,600   $        80    1.2%
   General Administrative     $  274,352   $  1,247   $   258,500   $     1,175   17.6%
   Management                 $    1,420   $      6   $    73,465   $       334    5.0%
   Miscellaneous              $        0   $      0   $         0   $         0    0.0%

                              --------------------------------------------------------
Total Operating Expenses      $  689,624   $  3,135   $   749,085   $     3,405   51.0%

   Reserves                   $        0   $      0   $    55,000   $       250    7.3%

                              --------------------------------------------------------
Net Income                    $  773,392   $  3,515   $   665,219   $     3,024   45.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 13% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

             CAPITALIZATION RATES
          ----------------------------
             GOING-IN       TERMINAL
          -------------  -------------
           LOW    HIGH    LOW    HIGH
          -----  ------  -----  ------
RANGE     6.00%  10.00%  7.00%  10.00%
AVERAGE       8.14%         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

-------------------------------------------------
COMP. NO.  SALE DATE   OCCUP.  PRICE/UNIT   OAR
--------   ---------   ------  ----------  ------
  I-1        Mar-03     84%     $40,058     NA
  I-2        Mar-00     N/A     $20,208     9.22%
  I-3        Dec-99     N/A     $19,028    10.12%
  I-4        Jan-97     N/A     $25,000     NA
  I-5        Apr-01     95%     $35,625     9.52%
                                    High   10.12%
                                     Low    9.22%
                                 Average    9.62%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                TAR RIVER ESTATES

               YEAR                      APR-2004       APR-2005       APR-2006      APR-2007        APR-2008      APR-2009
            FISCAL YEAR                     1              2              3             4               5             6
------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $1,623,108     $1,623,108     $1,647,455     $1,680,404     $1,730,816     $1,782,740

  Vacancy                               $  162,311     $  162,311     $  164,745     $  168,040     $  173,082     $  178,274
  Credit Loss                           $   48,693     $   48,693     $   49,424     $   50,412     $   51,924     $   53,482
  Concessions                           $        0     $        0     $        0     $        0     $        0     $        0
                                        --------------------------------------------------------------------------------------
    Subtotal                            $  211,004     $  211,004     $  214,169     $  218,452     $  225,006     $  231,756

  Laundry Income                        $    2,200     $    2,200     $    2,233     $    2,278     $    2,346     $    2,416
  Garage Revenue                        $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                   $   55,000     $   55,000     $   55,825     $   56,942     $   58,650     $   60,409
                                        --------------------------------------------------------------------------------------
      Subtotal Other Income             $   57,200     $   57,200     $   58,058     $   59,219     $   60,996     $   62,826
                                        --------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,469,304     $1,469,304     $1,491,344     $1,521,170     $1,566,806     $1,613,810

OPERATING EXPENSES:
  Taxes                                 $   85,360     $   87,921     $   90,558     $   93,275     $   96,073     $   98,956
  Insurance                             $   42,900     $   44,187     $   45,513     $   46,878     $   48,284     $   49,733
  Utilities                             $   99,000     $  101,970     $  105,029     $  108,180     $  111,425     $  114,768
  Repair & Maintenance                  $  132,000     $  135,960     $  140,039     $  144,240     $  148,567     $  153,024
  Cleaning                              $      660     $      680     $      700     $      721     $      743     $      765
  Landscaping                           $   39,600     $   40,788     $   42,012     $   43,272     $   44,570     $   45,907
  Security                              $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                   $   17,600     $   18,128     $   18,672     $   19,232     $   19,809     $   20,403
  General Administrative                $  258,500     $  266,255     $  274,243     $  282,470     $  290,944     $  299,672
  Management                            $   73,465     $   73,465     $   74,567     $   76,059     $   78,340     $   80,690
  Miscellaneous                         $        0     $        0     $        0     $        0     $        0     $        0
                                        --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  749,085     $  769,354     $  791,332     $  814,327     $  838,757     $  863,919

  Reserves                              $   55,000     $   56,650     $   58,350     $   60,100     $   61,903     $   63,760
                                        --------------------------------------------------------------------------------------
NET OPERATING INCOME                    $  665,219     $  643,300     $  641,662     $  646,744     $  666,146     $  686,130
                                        ======================================================================================
  Operating Expense Ratio (% of EGI)          51.0%          52.4%          53.1%          53.5%          53.5%          53.5%
  Operating Expense Per Unit            $    3,405     $    3,497     $    3,597     $    3,701     $    3,813     $    3,927

               YEAR                      APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                     7              8              9              10             11
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $1,836,223     $1,891,309     $1,948,048     $2,006,490     $2,066,685

  Vacancy                               $  183,622     $  189,131     $  194,805     $  200,649     $  206,668
  Credit Loss                           $   55,087     $   56,739     $   58,441     $   60,195     $   62,001
  Concessions                           $        0     $        0     $        0     $        0     $        0
                                        -----------------------------------------------------------------------
    Subtotal                            $  238,709     $  245,870     $  253,246     $  260,844     $  268,669

  Laundry Income                        $    2,489     $    2,564     $    2,640     $    2,720     $    2,801
  Garage Revenue                        $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                   $   62,222     $   64,088     $   66,011     $   67,991     $   70,031
                                        -----------------------------------------------------------------------
      Subtotal Other Income             $   64,710     $   66,652     $   68,651     $   70,711     $   72,832
                                        -----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,662,224     $1,712,091     $1,763,453     $1,816,357     $1,870,848

OPERATING EXPENSES:
  Taxes                                 $  101,924     $  104,982     $  108,131     $  111,375     $  114,717
  Insurance                             $   51,225     $   52,762     $   54,344     $   55,975     $   57,654
  Utilities                             $  118,211     $  121,758     $  125,410     $  129,173     $  133,048
  Repair & Maintenance                  $  157,615     $  162,343     $  167,214     $  172,230     $  177,397
  Cleaning                              $      788     $      812     $      836     $      861     $      887
  Landscaping                           $   47,284     $   48,703     $   50,164     $   51,669     $   53,219
  Security                              $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                   $   21,015     $   21,646     $   22,295     $   22,964     $   23,653
  General Administrative                $  308,663     $  317,922     $  327,460     $  337,284     $  347,402
  Management                            $   83,111     $   85,605     $   88,173     $   90,818     $   93,542
  Miscellaneous                         $        0     $        0     $        0     $        0     $        0
                                        -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  889,837     $  916,532     $  944,028     $  972,349     $1,001,519

  Reserves                              $   65,673     $   67,643     $   69,672     $   71,763     $   73,915
                                        -----------------------------------------------------------------------
NET OPERATING INCOME                    $  706,714     $  727,916     $  749,753     $  772,246     $  795,413
                                        =======================================================================
  Operating Expense Ratio (% of EGI)          53.5%          53.5%          53.5%          53.5%          53.5%
  Operating Expense Per Unit            $    4,045     $    4,166     $    4,291     $    4,420     $    4,552

Estimated Stabilized NOI      $665,219       Sales Expense Rate       3.00%
Months to Stabilized                 1       Discount Rate           12.00%
Stabilized Occupancy              90.0%      Terminal Cap Rate       10.50%

Gross Residual Sale Price    $7,575,363      Deferred Maintenance         $        0
  Less: Sales Expense        $  227,261      Add: Excess Land             $        0
                             ----------
Net Residual Sale Price      $7,348,102      Other Adjustments            $        0
                                                                          ----------
PV of Reversion              $2,365,892      Value Indicated By "DCF"     $6,427,364
Add: NPV of NOI              $4,061,472                  Rounded          $6,400,000
                             ----------
PV Total                     $6,427,364

                          "DCF" VALUE SENSITIVITY TABLE

                                                              DISCOUNT RATE
                                ----------------------------------------------------------------------
        TOTAL VALUE               11.50%         11.75%         12.00%         12.25%         12.50%
------------------------------------------------------------------------------------------------------
                     10.00%     $6,753,117     $6,648,268     $6,545,658     $6,445,232     $6,346,934
                     10.25%     $6,689,754     $6,586,309     $6,485,069     $6,385,978     $6,288,983
TERMINAL CAP RATE    10.50%     $6,629,409     $6,527,300     $6,427,364     $6,329,545     $6,233,793
                     10.75%     $6,571,870     $6,471,036     $6,372,343     $6,275,738     $6,181,169
                     11.00%     $6,516,947     $6,417,330     $6,319,823     $6,224,376     $6,130,937

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                                TAR RIVER ESTATES

                                                       TOTAL      PER SQ. FT.     PER UNIT     %OF EGI
                                                    ----------    -----------     --------     -------
REVENUE
   Base Rent                                        $1,623,108      $ 7.70        $ 7,378

   Less: Vacancy & Collection Loss       13.00%     $  211,004      $ 1.00        $   959

   Plus: Other Income
     Laundry Income                                 $    2,200      $ 0.01        $    10       0.15%
     Garage Revenue                                 $        0      $ 0.00        $     0       0.00%
     Other Misc. Revenue                            $   55,000      $ 0.26        $   250       3.74%
                                                    --------------------------------------------------
       Subtotal Other Income                        $   57,200      $ 0.27        $   260       3.89%

EFFECTIVE GROSS INCOME                              $1,469,304      $ 6.97        $ 6,679

OPERATING EXPENSES:
   Taxes                                            $   85,360      $ 0.40        $   388       5.81%
   Insurance                                        $   42,900      $ 0.20        $   195       2.92%
   Utilities                                        $   99,000      $ 0.47        $   450       6.74%
   Repair & Maintenance                             $  132,000      $ 0.63        $   600       8.98%
   Cleaning                                         $      660      $ 0.00        $     3       0.04%
   Landscaping                                      $   39,600      $ 0.19        $   180       2.70%
   Security                                         $        0      $ 0.00        $     0       0.00%
   Marketing & Leasing                              $   17,600      $ 0.08        $    80       1.20%
   General Administrative                           $  258,500      $ 1.23        $ 1,175      17.59%
   Management                            5.00%      $   73,465      $ 0.35        $   334       5.00%
   Miscellaneous                                    $        0      $ 0.00        $     0       0.00%

TOTAL OPERATING EXPENSES                            $  749,085      $ 3.55        $ 3,405      50.98%

   Reserves                                         $   55,000      $ 0.26        $   250       3.74%
                                                    --------------------------------------------------
NET OPERATING INCOME                                $  665,219      $ 3.16        $ 3,024      45.27%
                                                    ==================================================
   "GOING IN" CAPITALIZATION RATE                        10.00%

   VALUE INDICATION                                 $6,652,188      $31.56        $30,237

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)               $6,652,188

                        ROUNDED                     $6,700,000      $31.79        $30,455

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE         ROUNDED       $/UNIT      $/SF
--------------------------------------------------------------
  9.25%       $7,191,554     $7,200,000     $32,727     $34.16
  9.50%       $7,002,303     $7,000,000     $31,818     $33.21
  9.75%       $6,822,757     $6,800,000     $30,909     $32.26
 10.00%       $6,652,188     $6,700,000     $30,455     $31.79
 10.25%       $6,489,939     $6,500,000     $29,545     $30.84
 10.50%       $6,335,417     $6,300,000     $28,636     $29.89
 10.75%       $6,188,082     $6,200,000     $28,182     $29.42

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis            $6,400,000
Direct Capitalization Method             $6,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
TAR RIVER ESTATES, GREENVILLE,
NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach           $6,600,000
Income Approach                     $6,400,000
Reconciled Value                    $6,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                  $6,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                                  PROPERTY SIGN

                                    [PICTURE]

                                EXTERIOR - OFFICE

                                    [PICTURE]

                                INTERIOR - OFFICE

                                    [PICTURE]

                        INTERIOR - OFFICE/BUSINESS CENTER

                                    [PICTURE]

                            EXTERIOR - APARTMENT UNIT

                                    [PICTURE]

                            EXTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                             INTERIOR - TYPICAL UNIT

                                    [PICTURE]

                           INTERIOR - TYPICAL KITCHEN

                                    [PICTURE]

                        EXTERIOR - SAND VOLLEYBALL COURT

                                    [PICTURE]

                              EXTERIOR - POOL AREA

                                    [PICTURE]

                             INTERIOR - FITNESS ROOM

                                    [PICTURE]

                      EXTERIOR - BUILDING WITH FIRE DAMAGE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                           SIGNATURE PLACE APARTMENTS
                                410 Beasley Drive
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE I-2
                                   PINEBROOK
                              121 River Bluff Road
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE I-3
                                   KINGS ROW
                               200 Verdant Drive
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE I-4
                              KINGSARMS APARTMENTS
                                 Charles Street
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE I-5
                                 WELLINGHAM PARK
                              151 Wellingham Avenue
                           Greenville, North Carolina

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  Tar River Estates                               Eastbrook Apartments
 Management Company             AIMCO                                           Fountain, Inc.
LOCATION:
 Address                        1725 East 1st Street                            204 Eastbrook
 City, State                    Greenville, North Carolina                      Greenville, North Carolina
 County                         Pitt                                            Pitt
 Proximity to Subject                                                           1.75 miles southeast of the Subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)         210,769                                         167,400
 Year Built                     1969                                            1974
 Effective Age                  25                                              29
 Building Structure Type        Brick; composition shingle                      Brick; composition shingle
 Parking Type (Gr.,Cov., etc.)  Open                                            Open
 Number of Units                220                                             180
 Unit Mix:                         Type            Unit    Qty    Mo Rent                Type             Unit    Qty      Mo
                                 1 1A10              700    86    $  475         2 2 BR / 1.5 Bath          890   135     $490
                                 2 2A15            1,067    99    $  636         5 3 BR / 2.5 Bath        1,050    45     $595
                                 3 2A20            1,067     8    $  659
                                 4 3A15            1,200    15    $  815
                                 5 3A20            1,500     4    $  929
                                 6 4A25            1,550     8    $1,279
 Average Unit Size (SF)         958                                             930
 Unit Breakdown:                   Efficiency  0%   2-Bedroom        49%           Efficiency     0%       2-Bedroom       75%
                                   1-Bedroom  39%   3-Bedroom         9%           1-Bedroom     25%       3-Bedroom        0%
CONDITION:                      Average                                         Average
APPEAL:                         Average                                         Average
AMENITIES:
 Unit Amenities                    Attach. Garage           Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                   Balcony               X  W/D Connect.           Balcony                X  W/D Connect.
                                   Fireplace             X  W/D Included.          Fireplace              X  W/D Included.
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi              Car Wash               Spa/Jacuzzi               Car Wash
                                   Basketball Court         BBQ Equipment          Basketball Court          BBQ Equipment
                                   Volleyball Court         Theater Room        X  Volleyball Court          Theater Room
                                X  Sand Volley Ball         Meeting Hall           Sand Volley Ball          Meeting Hall
                                   Tennis Court             Secured Parking     X  Tennis Court              Secured Parking
                                   Racquet Ball          X  Laundry Room           Racquet Ball           X  Laundry Room
                                   Jogging Track         X  Business Office        Jogging Track             Business Office
                                X  Gym Room                  Tanning Facility      Gym Room                  Tanning facility
                                X   Tanning Bed                                     Tanning Bed
                                X   Billards Room                                   Billards Room
OCCUPANCY:                      94%                                             95%
LEASING DATA:
 Available Leasing Terms        6 to 12 months                                  Typically 6 to 12 months
 Concessions                    None                                            1/2 of 1 months rent
 Pet Deposit                    $100 to $100 fee, $100 deposit and $20 pet rent $400
 Utilities Paid by Tenant:      X  Electric                 Natural Gas         X  Electric                  Natural Gas
                                   Water                    Trash                  Water                     Trash
 Confirmation                   Allan Tugwell                                   Angela
 Telephone Number               252-752-4225                                    252-752-5100
NOTES:

 COMPARISON TO SUBJECT:                                                         Inferior

                                                     COMPARABLE                                   COMPARABLE
         DESCRIPTION                                   R - 2                                         R - 3
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  Dogwood Hollow                                  Pirates Place
 Management Company             Max R. Joyner, Owner                            The Barrett Group
LOCATION:
 Address                        1110 E 10th                                     1500 South Charles
 City, State                    Greenville, North Carolina                      Greenville, North Carolina
 County                         Pitt                                            Pitt
 Proximity to Subject           0.50 mile south of the subject                  1.00 mile southwest of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)         102,858                                         172,800
 Year Built                     1998                                            1997
 Effective Age                  5                                               6
 Building Structure Type        Brick & wood/vinyl siding; composition shingle  Brick; composition shingle
                                Open                                            Open
 Parking Type (Gr.,Cov., etc.)  99                                              144
 Number of Units
 Unit Mix:                           Type                Unit  Qty       Mo             Type             Unit    Qty     Mo
                                2 2 BR / 1 Bath          928    24      $525    5 3 BR / 3 Bath TH       1,200    48   $  865
                                3 2 BR / 2 Bath          814    99      $560    6 4 BR / 2 Bath Flat     1,200    48   $1,100
                                                                                6 4 BR / 3 Bath TH       1,200    48   $1,110
 Average Unit Size (SF)         836                                             1,200
 Unit Breakdown:                   Efficiency        0%  2-Bedroom      100%         Efficiency      0%   2-Bedroom       33%
                                   1-Bedroom         0%  3-Bedroom        0%         1-Bedroom       0%   3-Bedroom       67%
CONDITION:                      Average                                         Slightly Superior
APPEAL:                         Average                                         Slightly Superior
AMENITIES:
 Unit Amenities                    Attach. Garage            Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                   Balcony                X  W/D Connect.          Balcony                   W/D Connect.
                                   Fireplace              X  W/D Included          Fireplace              X  W/D Included
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi               Car Wash              Spa/Jacuzzi               Car Wash
                                x  Basketball Court          BBQ Equipment      X  Basketball Court          BBQ Equipment
                                   Volleyball Court          Theater Room          Volleyball Court          Theater Room
                                x  Sand Volley Ball          Meeting Hall       X  Sand Volley Ball          Meeting Hall
                                x  Tennis Court              Secured Parking    X Tennis Court              Secured Parking
                                   Racquet Ball           X  Laundry Room          Racquet Ball              Laundry Room
                                   Jogging Track             Business Office       Jogging Track             Business Office
                                   Gym Room                   Tanning facility  X  Gym Room                   Tanning facility
                                    Tanning Bed                                     Tanning Bed
                                    Billards Room                               X   Billards Room
OCCUPANCY:                      98%                                             80%
LEASING DATA:
 Available Leasing Terms        12 months                                       12 months
 Concessions                    None                                            N/A
 Pet Deposit                    No pets allowed                                 None
 Utilities Paid by Tenant:      X  Electric                   Natural Gas          Electric                  Natural Gas
                                   Water                      Trash                Water                     Trash
 Confirmation                   Diane                                           Leasing Agent
 Telephone Number               252-752-8900                                    252-321-7613
NOTES:

 COMPARISON TO SUBJECT:         Inferior                                        Slightly Superior

                                                   COMPARABLE                                     COMPARABLE
         DESCRIPTION                                  R - 4                                          R - 5
------------------------------  --------------------------------------------  ---------------------------------------------
 Property Name                  Wilson Acres                                    Wesely Commons South
 Management Company             Tom Taft, Owner                                 Pitt Properties
LOCATION:
 Address                        1806 E 1st                                      108 Brownlea
 City, State                    Greenville, North Carolina                      Greenville, North Carolina
 County                         Pitt                                            Pitt
 Proximity to Subject           South across street from the subject            0.50 acre southeast of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)         127,350                                         N/A
 Year Built                     1982                                            1996
 Effective Age                  21                                              7
 Building Structure Type        Brick; composition shingle                      Brick; composition shingle
 Parking Type (Gr.,Cov., etc.)  Open                                            Open
 Number of Units                113                                             150
 Unit Mix:                             Type              Unit   Qty       Mo           Type             Unit    Qty     Mo
                                2 2 BR / 1.5 Bath        1,050   84      $640   1 1 BR / 1 Bath          600           $380
                                4 3 BR / 1.5 Bath        1,350   29      $840   2 2 Br / 1.5 Bath        760           $465

 Average Unit Size (SF)         1,127
 Unit Breakdown:                  Efficiency       0%    2-Bedroom        74%     Efficiency   N/A       2-Bedroom      N/A
                                  1-Bedroom        0%    3-Bedroom        26%     1-Bedroom    N/A       3-Bedroom      N/A
CONDITION:                      Average                                         Average
APPEAL:                         Average                                         Average
AMENITIES:
 Unit Amenities                    Attach. Garage          Vaulted Ceiling         Attach. Garage         Vaulted Ceiling
                                   Balcony              X  W/D Connect.         X  Balcony             X  W/D Connect.
                                   Fireplace               W/D Included            Fireplace              W/D Included
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                   Swimming Pool
                                   Spa/Jacuzzi             Car Wash                Spa/Jacuzzi            Car Wash
                                X  Basketball Court        BBQ Equipment           Basketball Court       BBQ Equipment
                                   Volleyball Court        Theater Room            Volleyball Court       Theater Room
                                   Sand Volley Ball        Meeting Hall         X  Sand Volley Ball       Meeting Hall
                                X  Tennis Court            Secured Parking         Tennis Court           Secured Parking
                                   Racquet Ball         X  Laundry Room            Racquet Ball           Laundry Room
                                   Jogging Track           Business Office         Jogging Track          Business Office
                                   Gym Room                 Tanning facility         Gym Room              Tanning facility
                                    Tanning Bed                                      Tanning Bed
                                    Billards Room                                    Billards Room
OCCUPANCY:                      85%                                             95%
LEASING DATA:
 Available Leasing Terms        12 months                                       6 or 12 months
 Concessions                    1 month off a 13 month lease                    N/A
 Pet Deposit                    $300 Non-refundable pet fee                     $200 non-refundable
 Utilities Paid by Tenant:      X  Electric                Natural Gas          X  Electric               Natural Gas
                                   Water                   Trash                   Water                  Trash
 Confirmation                   Leasing Agent                                   Leasing Agent
 Telephone Number               252-752-0277                                    252-758-1921

NOTES:                          The total property has 146 units however
                                33 are HUD and are not considered in this analysis.

 COMPARISON TO SUBJECT:         Inferior                                        Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                              EASTBROOK APARTMENTS
                                  204 Eastbrook
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE R-2
                                 DOGWOOD HOLLOW
                                   1110 E 10th
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE R-3
                                  PIRATES PLACE
                               1500 South Charles
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE R-4
                                  WILSON ACRES
                                   1806 E 1st
                           Greenville, North Carolina

                                   [PICTURE]

                                 COMPARABLE R-5
                              WESELY COMMONS SOUTH
                                  108 Brownlea
                           Greenville, North Carolina

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and J. Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   -s- Frank Fehribach
                                                   Frank Fehribach, MAI
                                           Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                          #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                                FRANK A. FEHRIBACH, MAI
                         MANAGING PRINCIPAL, REAL ESTATE GROUP

  POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

  EXPERIENCE

   Valuation         Mr. Fehribach has experience in valuations for resort
                     hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                     Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business          Mr. Fehribach joined AAA as an engagement director in 1998.
                     He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

  EDUCATION          University of Texas - Arlington
                       Master of Science - Real Estate
                     University of Dallas
                       Master of Business Administration - Industrial Management Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

  STATE CERTIFICATIONS     State of Arizona, Certified General Real Estate
                           Appraiser, #30828
                           State of Arkansas, State Certified General Appraiser,
                           #CG1387N
                           State of Colorado, Certified General Appraiser,
                           #CG40000445
                           State of Georgia, Certified General Real Property
                           Appraiser, #218487
                           State of Michigan, Certified General Appraiser,
                           #1201008081
                           State of Texas, Real Estate Salesman License, #407158
                           (Inactive)
                           State of Texas, State Certified General Real Estate
                           Appraiser,
                           #TX-1323954-G

  PROFESSIONAL             Appraisal Institute, MAI Designated Member
  AFFILIATIONS             Candidate Member of the CCIM Institute pursuing
                           Certified Commercial Investment Member (CCIM) designation

  PUBLICATIONS             "An Analysis of the Determinants of Industrial
                           Property
                                     -authored with Dr. Ronald C. Rutherford and
                           Dr. Mark Eakin, The Journal of Real Estate Research,
                           Vol. 8, No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
TAR RIVER ESTATES, GREENVILLE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.